CONSENT

November 11, 1998

     We consent to the use of the following summary of the report entitled "Venturi Technologies, Inc. Carpet Cleaning System Analysis Interim Report" dated September 19, 1997 (the "Report") in the Venturi Technologies, Inc. Registration Statement on Form SB-2 currently on file with the Securities and Exchange Commission:

          In a study conducted by Combustion Resources, a Utah limited liability company, EO water processed through the modulator box decreased the surface tension sufficiently to permit the wand-lift system to remove virtually all of the test stains cleaned in the study (soil and carbon powder, and barbecue sauce and animal fat). An additional effect of the use of the modulator box is the prevention of scale buildup and improved cleaning performance. Further, the use of EO water showed very fast bacterial kill rates, thereby providing a sanitizing effect.

The foregoing statements accurately summarize the results of tests performed on the VenturiClean(TM) system and summarized in the above Report.

                                   COMBUSTION RESOURCES, LLC


                                   By /s/ Craig N. Eatough
                                        Craig N. Eatough, Ph.D.
                                        Combustion Resources, LLC
                                        1453 West 820 North
                                        Provo, Utah  84601

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